EXHIBIT 3.3

H09000056858 3

FORM OF

ARTICLES OF AMENDMENT

TO THE AMENDED ARTICLES OF INCORPORATION

OF

PASHMINADEPOT.COM

Pursuant to Section 607.10025 of the Business Corporation Act of the State of Florida, the undersigned being the President of PASHMINADEPOT.COM., a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Florida (the “Corporation”), bearing document number P07000123427, does hereby certify that the following resolutions were adopted by the Board of Directors on March 10, 2009 pursuant to its authority:

WHEREAS, the Corporation’s authorized capital consists of 10,000,000 shares of preferred stock, par value $0.0001 per share, and 100,000,000 shares of common stock, par value $0.0001 per share.

WHEREAS, as of the date hereof there are no shares of preferred stock and 8,500,000 shares of common stock issued and outstanding.

WHEREAS, pursuant to Section 607.10025 of the Florida Business Corporation Act, a division of the Corporation’s common stock may be effected solely by an action of the Corporation’s Board of Directors without shareholder approval provided that as a result of such action, the percentage of authorized shares remaining unissued after the share division will not exceed the percentage of authorized shares that were unissued before the division.

NOW, THEREFORE, BE IT RESOLVED that the Board of Directors be and hereby amends the Corporation’s Articles of Incorporation to effective a forward stock split of the Corporation’s issued and outstanding common stock in the form of a dividend on the basis of ten for one (10:1) (the “Forward Stock Split”); and be it.

FURTHER RESOLVED, that the record date set for shareholders entitled to participate in the Forward Stock Split shall be March 24, 2009; and be it

FURTHER RESOLVED, that this Amendment does not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and does not result in the percentage of authorized shares that remain unissued after the Forward Stock Split exceeding the percentage of authorized shares that were unissued before the Forward Stock; and be it

FURTHER RESOLVED, that the Forward Stock Split shall be effective on the close of business on March 26, 2009 and the pay date for the dividend shall be March 27, 2009; and be it

FURTHER RESOLVED, that no fractional shares shall be issued as a result of the Forward Stock Split and that any fractional shares which might otherwise be issuable will be rounded up to the nearest whole share; and be it

FURTHER RESOLVED, that there shall be no mandatory exchange of stock certificates and the Corporation’s transfer agent shall mail to all shareholders entitled to participate in the Forward Stock Split certificates representing such additional shares as are to be issued as soon as practicable after the effective date and pay date; and be it

FURTHER RESOLVED, unless otherwise amended by this Amendment, all other provisions of the Corporation’s Articles of Incorporation, as amended, shall remain in full force and effect.

These Articles of Amendment were adopted by the unanimous consent of the Corporation’s Board of Directors on March 10, 2009 and no shareholder consent was required for the adoption thereof pursuant to the provisions of Section 607.10025 of the Florida Business Corporation Act.

IN WITNESS WHEREOF, the undersigned, being the President of this Corporation, has executed these Articles of Amendment as of March 10, 2009.

PASHMINADEPOT.COM, INC.

By: /s/ Edward Sanders

Edward Sanders, President